Exhibit 10.6

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 17, 2008, is made by and between First Community Corporation, a South Carolina corporation (the “Company”), First Community Bank, N.A., (the “Bank”), which is a wholly owned subsidiary of the Company (the Company and the Bank collectively referred to herein as the “Employer”), and James C. Leventis, an individual resident of South Carolina (the “Executive”).

          The Employer presently employs the Executive as its Chairman of the Board of the Bank and the Company and as an executive officer of the Bank. The Employer recognizes that the Executive's contribution to the growth and success of the Employer is substantial. The Employer desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements which the Employer has determined will reinforce and encourage the continued dedication of the Executive to the Employer and will promote the best interests of the Employer and the Company’s shareholders. The Executive is willing to terminate his interests and rights under the existing employment agreement with the Bank and to continue to serve the Employer on the terms and conditions herein provided.

        In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.     Employment. The Employer shall continue to employ the Executive, and the Executive shall serve the Employer, as Chairman of the Board of the Company and the Bank and as an executive officer of the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company's or the Bank's Bylaws or assigned by the Company's or the Bank's board of directors (collectively, the “Board”) from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank. The Executive agrees to conduct himself in accordance with the code of ethics for officers and employees adopted by the Employer, as amended from time to time.

     2.     Term. Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall commence on the date hereof and be for a term of three years (the “Term”). At the end of each day of the Term, the Term shall be extended for an additional day so that the remaining term shall continue to be three years; provided that the Executive or the Employer may at any time, by written notice, fix the Term to a finite term of three years commencing with the date of the notice, in which case the Agreement shall continue through its remaining term but shall not be extended absent written agreement by both the Employer and the Executive.

     3.     Compensation and Benefits.

             (a)     The Employer shall pay the Executive an annual retainer of $11,000 and monthly board fees (subject to his attendance at the monthly board meeting) of $950 for his service as Chairman of the Board and a separate and distinct annual base salary of $82,500 for his service as an executive officer of the Bank, all which shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly. The Employer shall have the right to increase this compensation from time to time in accordance with the compensation practices of the Employer. The Board shall review the Executive's compensation at least annually and may increase the Executive's compensation if it determines in its sole discretion that an increase is appropriate.

             (b)     The Executive shall participate in the Employer’s long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Employer. Any options or similar awards shall be issued to Executive at an exercise price of not less than the stock's current fair market value as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.

             (c)     The Executive shall participate in all retirement, health, welfare, insurance, and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer.

             (d)     The Employer shall reimburse the Executive for reasonable travel and other expenses, including cell phone expenses related to the Executive's duties, which are incurred and accounted for in accordance with the normal practices of the Employer. The Employer shall reimburse the Executive for such expenses within sixty days of Executive's notice to Employer of such expense.

             (e)     The Employer shall provide the Executive with annual paid time off, which includes sick leave, in accordance with the Employer’s Benefit policy, and which shall be taken in accordance with any banking rules or regulations governing paid time off leave. Except as allowed in accordance with the Employer’s Benefit policy, paid time off days may not be carried forward into following calendar years, and any payments made by the Employer to the Executive as compensation for paid time off days shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly.

            (f)     The Executive shall be eligible to receive cash bonuses based on the Executive's achievement of specified goals and criteria. These goals and criteria may include both annual and long-term goals, may provide for vesting over a specified time period, and shall be established annually by the Human Resources Committee of the Board. For purposes of this Agreement, a bonus shall not be deemed to be earned prior to the date it is actually paid to the Executive except to the extent that the Employer specifically provides otherwise in a writing delivered to the Executive. Any bonus payment made pursuant to this Section 3(f) shall be made the earlier of (i) 70 days after the previous year end for which the bonus was earned by the Executive and became a payable of the Employer or (ii) the first pay period following the Employer's press release announcing its previous year's financial performance.

     4.      Termination.

             (a)     The Executive's employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

              (b)     The Agreement will be terminated upon the death of the Executive. In this event, the Employer shall pay Executive's estate any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer's normal payroll practices, which shall mean no less frequently than monthly. The Employer shall also pay the Executive's estate any bonus earned or accrued through the date of death. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f). Any bonus that is earned in the year of death will be paid on the earlier of (i) 70 days after the year end in which the Executive died or (ii) the first pay period following the Employer's press release announcing its financial performance for the year in which the Executive died. To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Company for the entire year and prorated through the date of Executive's death.

             (c)     The Employer may terminate the Executive's Employment upon the Disability of the Executive for a period of 180 days. During the period of any Disability leading up to the Executive’s Termination of Employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer's normal payroll schedule (and in no event less frequently than monthly) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Employer shall pay the Executive any bonus earned or accrued through the date of Disability. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f). Any bonus that is earned in the year of Disability will be paid on the earlier of (i) 70 days after the year end in which Executive became Disabled or (ii) the first pay period following the Employer's press release announcing its financial performance for the year in which the Executive became Disabled.

             (d)     The Employer may terminate the Executive's Employment for Cause upon delivery of a Notice of Termination to the Executive. If the Executive's employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

             (e)     The Employer may terminate the Executive's employment without Cause upon delivery of a Notice of Termination to the Executive. If the Executive's employment is terminated without Cause under this provision, subject to the possibility of a six-month delay described below in this Section 4(e), beginning on the first day of the month following date of the Executive's termination, and continuing on the first day of the month for a number of months equal to the lesser of (i) the number of Executive's full years of service with the Employer or (ii) 12 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary. Employer shall also pay the Executive any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested). Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f). Any bonus that is earned in the year of the Executive's termination will be paid on the earlier of (i) 70 days after the year end in which the Executive was terminated or (ii) the first pay period following the Employer's press release announcing its previous year's financial performance. If when Executive's employment terminates he is a specified employee within the meaning of Section 409A of the Internal Revenue Code, and if the benefits under this Section 4(e) would be considered deferred compensation under Section 409A, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available, the following benefits under this Section 4(e) shall be paid to the Executive as follows: severance compensation in an amount equal to the number of months deferred times 100% of his then current monthly base salary, any bonus for previous years which was not yet paid, and any bonus that is earned in the year of the Executive's termination will be paid in a single lump sum on the date that is six months and one day following date of Executive's termination; thereafter on the first day of the month until such amount as determined above shall have been paid in full, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary.

             (f)     The Executive may terminate his employment at any time by delivering a Notice of Termination at least 14 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. If the Executive terminates his employment under this provision, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

             (g)     Upon the occurrence of a Change in Control, and regardless of whether the Executive remains employed by the Employer or its successor following a Change in Control, the Executive shall be entitled to the following:

(i)     within 15 days, the Employer shall pay the Executive cash compensation in an amount equal to 100% of his then current annual base salary for his activities as an executive officer of the Bank (and not any compensation received for service as Chairman of the Board) multiplied by three as well as any bonus earned or accrued through the date of the Change in Control, subject to the provisions of Section 4(k) below.

(ii)     for a period of two years, the Employer shall at its expense continue, on behalf of the Executive, the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90 day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer. Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above.

The Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (ii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer's employee benefit plans, programs or practices following the Executive's Termination of Employment, including without limitation, retiree medical and life insurance benefits. Employer shall not, by virtue of this provision, be under any obligation to continue to maintain any particular plan or program; and

(iii)     the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company's or the Bank’s long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and all performance units granted to the Executive shall become 100% vested.

             (h)    With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon Executive's Termination of Employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. At the time of Termination of Employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employer and the Executive shall enter into a release substantially in the form attached hereto as Exhibit A acknowledging such remaining obligations and discharging both parties, as well as the Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive's employment by the Employer, including the circumstances of such termination.

              (i)     The Company is aware that upon the occurrence of a Change in Control, the Board or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs. Accordingly, if at any time after a Change in Control, it should appear to the Executive that the Company is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Company to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel. If other officers or key executives of the Company have retained counsel in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in the Executive’s sole judgment use of common counsel could be prejudicial to the Executive or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use the Executive’s best efforts to agree with such other officers or executives to retain common counsel.

              (j)     The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive's services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the

Employer's independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the compensation being treated as “excess parachute payments” under Section 280G. The allocations of the reduction required hereby among the termination benefits payable to the Executive shall be determined by the Executive.

              (k)     If the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Employer's affairs by (1) a notice served under section 8(e) or (g) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a "Suspension Action"), and if this Agreement is not terminated, the Employer's obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Bank shall:

(i)     pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and

(ii)     reinstate any such obligations which were suspended.

         Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Employer's affairs by (1) an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a "Removal Action"), all obligations of the Executive under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

        Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(l) shall not affect any vested rights of the parties hereto.

        Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

     5.    Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     6.     Restrictive Covenants.

            (a)     No Solicitation of Customers. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact. The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 6(a).

           (b)     No Recruitment of Personnel. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

           (c)     Non-Competition Agreement. During the Executive's employment with the Employer and for a period of 12 months following any termination (as opposed to expiration) of this Agreement, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefore if such depository institution or holding company has, or upon formation will have, one or more offices or branches located in the Territory. This restriction does not apply following a Change in Control.

           (d)     Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefore even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory.

           (e)     The provisions in each of the above Sections 6(a), 6(b), and 6(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

     7.     Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

     8.     Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

     9.     Settlement of Claims. The Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Employer may have against the Executive or others. The Employer may, however, withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     10.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Richland County in the State of South Carolina.

     11.     Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

     12.     Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 5 or 6 hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney's fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

     13.     Saving Clause. If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 5 or 6, the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on the Executive's activities by Section 6 accomplishes the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer. The parties agree that all of the terms, provisions and conditions contained in Section 5 and Section 6 constitute essential terms, provisions and conditions of this Agreement. The parties further agree that no part of Section 5 is independent of any part of Section 6, and that no part of Section 6 is independent of any part of Section 5. If a material part of Section 6 is held by a court of competent jurisdiction to be invalid, illegal or unenforceable and is not revised by the court to be enforceable and enforced, then all of Section 5 shall automatically become void and unenforceable. If it is unclear or disputed whether the part of Section 6 held invalid, illegal or unenforceable (and not so revised by the court) is material, the parties shall negotiate in good faith to reach agreement on materiality or immateriality, and if they are unable to agree within a reasonable period of time, the part in question shall be deemed material. If the parties agree the part in question is not material, they shall negotiate in good faith to agree upon a modification necessary to make whole any party adversely affected by the holding of invalidly, illegality or unenforceability, and if they are not able to agree upon such a modification within a reasonable period of time, a material part of Section 6 will be deemed to have been held by a court of competent jurisdiction to be invalid, illegal or unenforceable. Each party agrees to maintain the status quo ante, to the extent necessary to avoid gaining any advantage over the other party or causing the other party to suffer a disadvantage, for so long as it is obligated to negotiate in good faith but the parties have not reached agreement. A violation of the covenant in the preceding sentence shall result in a material part of Section 5 being deemed to be invalid, illegal or unenforceable.

     14.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

     15.     Headings.  The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     16.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     17.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

             a)     “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer's best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure. In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

            (d)     “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5).

             (e)     "Disability" or "Disabled" shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

             (f)     “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

             (g)     "Terminate," "terminated," "termination," or "Termination” of Employment" shall mean separation from service as defined by Regulation 1.409A-1(h).

             (h)     “Territory” shall mean a radius of 15 miles from (i) the main office of the Employer or (ii) any branch office of the Employer.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST COMMUNITY CORPORATION
ATTEST:

By: /s/ Robin D. Brown	By: /s/ Michael C. Crapps

Name: Robin D. Brown	Name: Michael C. Crapps

Title: President & CEO

FIRST COMMUNITY BANK, N.A.
ATTEST:

By: /s/ Robin D. Brown	By: /s/ Michael C. Crapps

Name: Robin D. Brown	Name: Michael C. Crapps

Title: President & CEO

EXECUTIVE

/s/ James C. Leventis

Exhibit A

Form of Release of Claims

SEVERANCE AGREEMENT AND RELEASE

     This Severance Agreement and Release (the “Agreement”) is made between James C. Leventis, an individual resident of South Carolina (“Employee”), and First Community Bank (the “Bank”).

     As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns, and the term “Bank” shall include the Bank, its holding company, any other related or affiliated entities, and the current and former officers, directors, shareholders, employees, and agents of them.

     On June 17, 2008, the Bank and Employee entered into an Employment Agreement governing the relationship between the parties. Section 4(e) provides that the Bank may terminate the Employment Agreement without cause. Section 4 of the Employment Agreement also provides that Employee shall be entitled to severance pay if the Employment Agreement is terminated without cause, on the condition that Employee enter into this release or a substantially similar release.

     Employee desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Employee enter into this Agreement.

     Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.     Termination Date: The Employee agrees that his employment with the Bank terminates as of ________________ (the “Termination Date”).

2.     Severance Payments: Subsequent to his Termination Date, the Bank shall pay Employee severance pay as noted in Paragraph 4(e) of the Employment Agreement, dated June 17, 2008, (the “Severance Payment”), less applicable deductions and withholdings.

3.     Legal Obligations

       The parties acknowledge that pursuant to Section 4(i) of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.

Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement. It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

4.     Waiver and Release:

a)     Employee unconditionally releases and discharges the Bank from any and all causes of action, suits, damages, claims, proceedings, and demands that the Employee has ever had, or may now have, against the Bank, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement.

b)     Employee acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against the Bank, including (but not limited to) all claims arising out of, or related in any way to, his employment with the Bank or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the South Carolina Payment of Wages Law and all other statutes relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.

c)     This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law. If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

d)     The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

5.     Restrictive Covenants and Other Obligations

       The parties agree that Section 5 – “Ownership of Work Product,” Section 6 – “Protection of Trade Secret,” Section 7 – “Protection of Confidential Information,” Section 8 – “Return of Materials,” Section 9 – “Restrictive Covenants,” Section 10 – “Independent Provisions,” Section 15 – “Enforcement,” and Section 16 – “Savings Clause,” of the Employment Agreement shall remain in full force and effect and that Employee will perform his obligations under those sections and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein. In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

6.     Duty of Loyalty/Nondisparagement

       The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.     Confidentiality Of The Terms Of This Agreement

        Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement. Employee further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein. Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including noncompetition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

        Employee recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine. In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, his attorneys, immediate family, accountants, or financial advisors, or others to whom Employee disclosed information in violation of the terms of this Agreement. The Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.     Continued Cooperation

        Employee agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank. Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank. Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify the then-current Chairman of the Board of the Bank. Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.     Entire Agreement; Modification of Agreement

     Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein. Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.     Partial Invalidity

        The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.     Waiver

        The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.     Successors and Assigns

       This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.     Governing Law

        This Agreement shall be construed in accordance with the laws of the state of South Carolina and any applicable federal laws.

14.     Headings

        The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.     Notice

        Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

               If to Employee:

               [INSERT]

               If to the Bank:

               [INSERT]

16.     Representations: Employee acknowledges that:

a)      He has read this Agreement and understands its meaning and effect.

b)      He has knowingly and voluntarily entered into this Agreement of his own free will.

c)      By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.

d)      He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

e)      He has been advised to consult with an attorney before signing this Agreement.

f)      He has been given up to 21 days to consider the terms of this Agreement.

g)     He has seven days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance. For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank. This Agreement shall not become effective or enforceable until the revocation period has expired.

h)     He is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

                                                                    __
Date                                                         James C. Leventis

As to the Bank:

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Date                                                        Name:

                                                  Title: